PROSPECTUS	Pricing Supplement No. 3990
Dated November 21, 2002	Dated February 17, 2004
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated November 22, 2002	Nos. 333-100527

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: February 17, 2004

Settlement Date (Original Issue Date): March 3, 2004

Maturity Date: March 3, 2012

Principal Amount (in Specified Currency): US$ 500,000,000

Price to Public (Issue Price): 99.80%

Agent's Discount or Commission: 0.375%

Net Proceeds to Issuer: US$ 497,125,000

Interest Rate Per Annum: 4.375%

Interest Payment Date(s):

X March 3 and September 3 of each year commencing September 3, 2004 (with respect to the period from and including March 3, 2004 to but excluding September 3, 2004) and ending on the Maturity Date

___ Other:

Clearance and Settlement:

___ DTC only

X DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

___ DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___ Euroclear and Clearstream, Luxembourg only

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
(Fixed Rate)
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Pricing Supplement No. 3990
Dated February 17, 2004
Rule 424(b)(3)-Registration Statement
Nos. 333-100527

CUSIP: 36962GG57

ISIN: US 36962GG573

Common Code: 018751011

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

Not Listed on the Luxembourg Exchange
(Fixed Rate)
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Pricing Supplement No. 3990
Dated February 17, 2004
Rule 424(b)(3)-Registration Statement
Nos. 333-100527

Additional Information:

General.

At December 31, 2003, the Company had outstanding indebtedness totaling $286.684 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2003, excluding subordinated notes payable after one year was equal to $285.721 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,
1999	2000	2001	2002	2003
1.60	1.52	1.72	1.65	1.86

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

(Fixed Rate)
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Pricing Supplement No. 3990
Dated February 17, 2004
Rule 424(b)(3)-Registration Statement
Nos. 333-100527

Plan of Distribution:

The Notes are being purchased by Citigroup Global Markets Inc. (the "Underwriter"), as principal, at 99.80% of the aggregate principal amount less an underwriting discount equal to 0.375% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.